EXHIBIT 23.2

CONSENT OF HASKELL & WHITE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cortex Pharmaceuticals, Inc. 2006 Stock Incentive Plan and the Leslie Street Non-Qualified Stock Option Agreement dated March 5, 2007, of our report dated February 27, 2007, with respect to the financial statements of Cortex Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2006, and with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

May 29, 2007